EXHIBIT 4.2


                               EXELON CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN


                  1. Purpose. The purpose of the Exelon Corporation Employee Stock Purchase Plan (the "Plan") is to provide employees of Exelon Corporation, a Pennsylvania corporation (the "Company"), and its Subsidiary Companies (as defined below) added incentive to remain employed by such companies and to encourage increased efforts to promote the best interests of such companies by permitting eligible employees to purchase shares of common stock, no par value, of the Company ("Common Stock") at below-market prices. The Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of the Plan, the term "Subsidiary Companies" shall mean all corporations which are subsidiary corporations (within the meaning of Section 424(f) of the Code) and of which the Company is the common parent. The Company and its Subsidiary Companies that, from time to time, have been designated by the Plan Administrator as eligible to participate in the Plan with respect to their employees are hereinafter referred to collectively as the "Participating Companies."

                  2. Eligibility. (a) Eligible Employee. Participation in the Plan shall be limited to each employee of the Participating Companies who satisfies all of the following conditions (an "Eligible Employee") as of the first day of the relevant Purchase Period (as defined in Section 3):

                  (i) such employee's customary employment is for 20 or more hours per week; and

                  (ii) such employee has been continuously employed by the
                      Participating Companies for at least 3 consecutive calendar months.

                  Notwithstanding the foregoing, an individual rendering services to a Participating Company pursuant to either of the following agreements shall not be considered an Eligible Employee with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an employee: (1) an agreement providing that such services are to be rendered as an independent contractor or
(2) an agreement with an entity, including a leasing organization within the meaning of section 414(n)(2) of the Code, that is not a Participating Company.

                  (b) Limitations. Notwithstanding anything contained in the Plan to the contrary, no Eligible Employee shall acquire a right to purchase Common Stock hereunder to the extent that (i) immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Company (including any stock attributable to such employee under section 424(d) of the Code), or (ii) for any calendar year such right would permit such employee's aggregate rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Companies exercisable during such calendar year


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to accrue at a rate which exceeds $25,000 of fair market value of such stock for such calendar year. In addition, the number of shares of Common Stock which may be purchased by any Eligible Employee during any Purchase Period shall not exceed 125 (subject to adjustment pursuant to Section 12), or such other number as may be determined by the Plan Administrator (as defined in Section 11) and set forth in a written Appendix to the Plan.

                  3. Effective Date; Purchase Periods. (a) Effective Date. The Plan shall become effective on June 1, 2001 or on such later date as may be specified by the Board of Directors (the "Board") of the Company or the Plan Administrator (as defined in Section 11). The Plan shall cease to be effective unless, within 12 months after the date of its adoption by the Board, it has been approved by the shareholders of the Company.

                  (b) Purchase Periods. A "Purchase Period" shall consist of the three consecutive month period beginning on each July 1, October 1, January 1 and April 1 commencing on or after the effective date of the Plan and prior to its termination.

                  4. Participation. (a) Enrollment. Each Eligible Employee shall be entitled to enroll in the Plan as of any Purchase Period which begins on or after such employee has become an Eligible Employee.

                  To enroll in the Plan, an Eligible Employee shall make a request to the Company or its designated agent at the time and in the manner specified by the Plan Administrator (as defined in Section 11), specifying the amount of payroll deduction to be applied to the compensation paid to the employee by the employee's employer while the employee is a participant in the Plan. The amount of each payroll deduction specified in such request for each such payroll period shall be a whole percentage amount, unless otherwise determined by the Plan Administrator, not to exceed 10%, or such lesser percentage as may be determined by the Plan Administrator, of the participant's regular base salary or wages (before withholding or other deductions) paid to him or her during the Purchase Period by any of the Participating Companies. Subject to compliance with applicable rules prescribed by the Plan Administrator, the request shall become effective as of the Purchase Period following the day the Company or its designated agent receives such request.

                  Payroll deductions shall be made for each participant in accordance with such participant's request until such participant's participation in the Plan terminates, such participant's request is revised or the Plan is suspended or terminated, all as hereinafter provided.

                  (b) Changes to Rate of Payroll Deduction. A participant may change the amount of his or her payroll deduction under the Plan effective as of any subsequent Purchase Period by so directing the Company or its designated agent at the time and in the manner specified by the Plan Administrator. A participant may not change the amount of his or her payroll deduction effective as of any time other than the beginning of a Purchase Period, except that a participant may elect to suspend his or her payroll deduction under the Plan as provided in Section 7.



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                  (c) Purchase Accounts. Payroll deductions for each participant shall be credited to a purchase account established on behalf of the participant on the books of the participant's employer or such employer's designated agent
(a "Purchase Account"). At the end of each Purchase Period, the amount in each participant's Purchase Account will be applied to the purchase of the number of whole and fractional shares of Common Stock determined by dividing such amount by the Purchase Price (as defined in Section 5) for such Purchase Period. No interest shall accrue at any time for any amount credited to a Purchase Account of a participant (except as required by local law as determined by the Plan Administrator).

                  5. Purchase Price. The purchase price (the "Purchase Price") per share of Common Stock hereunder for any Purchase Period shall be 90% of the lesser of (i) the closing price of a share of Common Stock on the New York Stock Exchange on the first day of such Purchase Period on which such exchange is open for trading or (ii) the closing price of a share of Common Stock on such exchange on the last day of such Purchase Period on which such exchange is open for trading. If such sum results in a fraction of one cent, the Purchase Price shall be increased to the next higher full cent.

                  6. Issuance of Stock. The Common Stock purchased by each participant shall be issued in book entry form and shall be considered to be issued and outstanding to such participant's credit as of the end of the last day of each Purchase Period. A participant will be issued a certificate for his or her whole number of shares of Common Stock which have been held in book entry form for at least two years following the first day of the Purchase Period in which such shares were purchased, upon request of such participant or his or her legal representative or, if so directed by the Plan Administrator (as defined in Section 11), upon the termination of the Plan. In such event, the cash equivalent of any fractional shares shall also be distributed to such participant. Such cash equivalent shall be determined by multiplying the fractional share by the fair market value of a share of Common Stock (determined as provided in Section 5) on the last day of the Purchase Period immediately preceding such issuance.

                  The Plan Administrator may permit or require that shares be deposited directly with a broker designated by the Plan Administrator or to a designated agent of the Company, and the Plan Administrator may use electronic or automated methods of share transfer. The Plan Administrator may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares, and may also impose a transaction fee with respect to a sale of shares of Common Stock issued to a participant's credit and held by such a broker or agent. The Plan Administrator may permit shares purchased under the Plan to participate in a dividend reinvestment plan or program maintained by the Company, and establish a default method for the payment of dividends.

                  After the close of each Purchase Period, information will be made available to each participant regarding the entries made to such participant's Purchase Account, the number of shares of Common Stock purchased and the applicable Purchase Price. In the event that the maximum number of shares of Common Stock are purchased by the participant for the Purchase Period and cash remains credited to the participant's Purchase Account, such cash shall be refunded to such participant. For purposes of the preceding sentence, the



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maximum number of shares of Common Stock that may be purchased by a participant for a Purchase Period shall be determined under Section 2.

                  7. Suspension of Payroll Deduction or Termination of Participation.

                  (a) Suspension of Payroll Deduction. A participant may elect at any time and in the manner specified by the Plan Administrator (as defined in Section 11) to suspend his or her payroll deduction under the Plan, provided such election is received by the Company or its designated agent prior to the date specified by the Plan Administrator for suspension of payroll deduction with respect to a Purchase Period. If the election is not received by such date, such suspension of payroll deduction shall be effective as of the next succeeding Purchase Period. Upon a participant's suspension of payroll deduction, any cash credited to such participant's Purchase Account shall be refunded to such participant. A participant who suspends payroll deduction under the Plan shall be permitted to resume payroll deduction as of any Purchase Period following the Purchase Period in which such suspension was effective, by making a new request at the time and in the manner specified by the Plan Administrator.

                  (b) Termination of Participation. If the participant dies, terminates employment with the Participating Companies for any reason, or otherwise ceases to be an Eligible Employee, such participant's participation in the Plan shall immediately terminate. Upon such terminating event, the cash credited to such participant's Purchase Account on the date of such termination shall be refunded to such participant or his or her legal representative, as the case may be.

                  8. Termination, Suspension or Amendment of the Plan.

                  (a) Termination. The Company, by action of the Board or the Plan Administrator (as defined in Section 11), may terminate the Plan at any time, in which case notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination.

                  Without any action being required, the Plan shall terminate in any event when the maximum number of shares of Common Stock to be sold under the Plan (as provided in Section 12) has been purchased. Such termination shall not impair any rights which under the Plan shall have vested on or prior to the date of such termination. If at any time the number of shares of Common Stock remaining available for purchase under the Plan are not sufficient to satisfy all then-outstanding purchase rights, the Board or Plan Administrator may determine an equitable basis of apportioning available shares of Common Stock among all participants.

                  At any time following the termination of the Plan, the Plan Administrator may direct that one or more certificates for the number of whole shares of Common Stock held for each participant's benefit and the cash equivalent of any fractional share so held shall be delivered to such participant. Such cash equivalent shall be determined by multiplying the fractional share by the fair market value of a share of Common Stock (determined as provided in Section 5) on the last day of the Purchase Period immediately preceding such termination. Except as otherwise provided in Section 14, the



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cash, if any, credited to each participant's Purchase Account shall be distributed to such participant as soon as practicable after the Plan terminates.

                  (b) Suspension or Amendment. The Board or the Plan Administrator may suspend payroll deductions under the Plan or amend the Plan from time to time in any respect for any reason; provided, however, that no such suspension or amendment shall (a) materially adversely affect any purchase rights outstanding under the Plan during the Purchase Period in which such amendment or suspension is adopted, (b) increase the maximum number of shares of Common Stock which may be purchased under the Plan, (c) decrease the Purchase Price of a share of Common Stock for any Purchase Period below the lesser of 85% of the fair market value thereof on the first day of such Purchase Period and 85% of such fair market value on the last day of such Purchase Period or (d) adversely affect the qualification of the Plan under section 423 of the Code. If payroll deductions under the Plan are suspended pursuant to this Section, such payroll deductions shall resume as of the first Purchase Period commencing with or immediately following the date on which such suspension ends, in accordance with the participants' payroll deduction elections then in effect.

                  9. Non-Transferability. Rights acquired under the Plan are not transferable and may be exercised only by a participant or his or her legal representative, as the case may be.

                  10. Shareholder's Rights. No Eligible Employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until he or she shall acquire a share of Common Stock as herein provided.

                  11. Administration of the Plan. The Plan shall be administered by the Treasurer of the Company (the "Plan Administrator"). In addition to the powers and authority specifically granted to the Plan Administrator pursuant to any other provision of the Plan, the Plan Administrator shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (iii) designate which Subsidiary Companies shall participate in the Plan; (iv) make any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan. Decisions of the Plan Administrator shall be final, conclusive and binding upon all persons having an interest in the Plan.

                  The Plan shall be administered so as to ensure that all participants have the same rights and privileges as are provided by section 423(b)(5) of the Code.

                  12. Maximum Number of Shares. The maximum number of shares of Common Stock which may be purchased under the Plan is 5,000,000, subject to adjustment as set forth below. Shares of Common Stock sold hereunder may be treasury shares, authorized and unissued shares, shares purchased for participants in the open market (on an exchange or in negotiated transactions) or any combination thereof. If the Company shall, at any time after the effective date of the Plan, change its issued Common Stock into an increased number of shares, with or without par value, through a stock dividend or a stock split, or into a decreased number of shares, with or without par value, through a combination of shares, then, effective with the record date for such change,



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the maximum number of shares of Common Stock which thereafter may be purchased under the Plan and the maximum number of shares which thereafter may be purchased during any Purchase Period shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan and under any Purchase Period proportionately increased, in case of such stock dividend or stock split, or proportionately decreased in case of such combination of shares.

                  13. Miscellaneous. Except as otherwise expressly provided herein, (i) any request, election or notice under the Plan from an Eligible Employee or participant shall be transmitted or delivered to the Company or its designated agent and, subject to any limitations specified in the Plan, shall be effective when so delivered and (ii) any request, notice or other communication from the Company or its designated agent that is transmitted or delivered to Eligible Employees or participants shall be effective when so transmitted or delivered. The Plan, and the Company's obligation to sell and deliver shares of Common Stock hereunder, shall be subject to all applicable federal and state laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

                  14. Change in Control. In the event of any Change in Control of the Company, as defined below, the then current Purchase Period shall thereupon end, the Plan Administrator shall direct that the cash credited to all participants' Purchase Accounts shall be applied to purchase shares pursuant to Sections 4, 5 and 6 or refunded to participants, and the Plan shall immediately terminate. For purposes of this Section 14, the term "Change in Control" shall mean any of the following events:

                  (a) Any person, as such term is used in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or group, as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act (each such person or group, an "SEC Person"), becomes the beneficial owner, as defined in Rule 13d-3 promulgated under the Exchange Act (a "Beneficial Owner"), of 20% or more of the then outstanding common stock of the Company or of the securities of the Company entitled to vote generally in the election of directors ("Voting Securities") representing 20% or more of the combined voting power of all the then outstanding Voting Securities (such an SEC Person, a "20% Owner"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (a "Company Plan"), or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; provided further, that for purposes of clause (2), if any 20% Owner of the Company other than the Company or any Company Plan becomes a 20% Owner by reason of an acquisition by the Company, and such 20% Owner of the Company shall, after such acquisition by the Company, become the beneficial owner of any additional outstanding common shares of the Company or any additional outstanding Voting Securities of the Company (other than pursuant to any dividend reinvestment plan or arrangement maintained by the



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         Company) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
         or

                  (b) Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

                  (c) Consummation of a reorganization, merger or consolidation ("Merger"), or the sale or other disposition of more than 50% of the operating assets of the Company (determined on a consolidated basis), other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) by the Company (such reorganization, merger, consolidation, sale or other disposition, a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which:

                           (i) all or substantially all of the individuals and
                  entities who are the Beneficial Owners, respectively, of the outstanding common stock of Company and outstanding Voting Securities of the Company immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the outstanding common stock of Company and outstanding Voting Securities of the Company, as the case may be;

                           (ii) no SEC Person (other than the corporation
                  resulting from such Corporate Transaction, and any person which beneficially owned, immediately prior to such corporate Transaction, directly or indirectly, 20% or more of the outstanding common stock of the Company or the outstanding Voting Securities of the Company, as the case may be) becomes a 20% Owner, directly or indirectly, of the then-outstanding common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation; and



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                           (iii) individuals who were members of the Incumbent
                  Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

                  (d) Approval by the Company's shareholders of a plan of complete liquidation or dissolution of the Company, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all of the assets of the Company by an affiliated company.

                  15. Rules for Non-United States Jurisdictions. The Plan Administrator may establish rules or procedures relating to the operation and administration of the Plan to accommodate specific requirements of applicable local laws and procedures, including, without limitation, rules and procedures governing payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

                  The Plan Administrator may also adopt sub-plans applicable to particular Participating Companies or locations, which sub-plans may be designed to be outside the scope of section 423 of the Code. The rules of such sub-plans may take precedence over the provisions of this Plan, with the exception of
Section 4, but unless otherwise superceded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

                  16. No Enlargement of Employee Rights. Nothing contained in this Plan shall be deemed to give any Eligible Employee the right to continued employment with the Company or any Subsidiary Company or to interfere with the right of the Company or any Subsidiary Company to discharge any Eligible Employee at any time.

                  17. Governing Law. This Plan, any related agreements (such as an enrollment form), and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the law of the United States, shall be governed by the laws of the state of Pennsylvania and construed in accordance therewith without giving effect to principles of conflicts of law.






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